UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 20, 2008

LIFE SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-05099	59-0995081
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2900 – 72nd Street North, St. Petersburg, Florida	33710
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (727) 345-9371

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Non Regulation FD Filing

This Form 8-K is being filed for reasons other than those that would require a filing under Regulation FD.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As an update to the material included in response to Item 502(b) of the Form 8-K of Life Sciences, Inc. dated and filed with the Securities and Exchange Commission on November 10, 2008 (cover date of September 16, 2008), the Company now reports that it has received written evidence recently created that Jun Ma, Ph.D. resigned as a Vice President of the Company in October 2003. That written evidence has been described as confirmation of the oral resignation provided in October 2003 to Simon Srybnik, then and until November 6, 2008 the Chairman of the Board, Chief Executive Officer and President of Life Sciences.

Item 8.01. Other Events.

(A) In apparent total disregard of the requirements of Section 13(d) of the Securities Exchange Act of 1934 (15 USC §78m), and Regulation 13D (17 CFR 240.13d-1 et. seq.) and Schedule 13D (17 CFR 240.13d-101) as adopted by the Securities and Exchange Commission, Simon Srybnik and those persons acting in concert with him have evidently adopted a plan relating to or that would result in the sale of its assets, or even the liquidation of Life Sciences, Inc., and/or the making one or more other major changes in its business or corporate structure while failing to comply with the disclosure requirements of that law and those regulations.

Simon Srybnik, a controlling person of Life Sciences through his direct and indirect beneficial share ownership of more than 50% of the stock of the Company, was until his resignation on November 6, 2008 a director and the President of the Company for more than 40 years and more recently was also the Chairman of the Board, Chief Executive Officer and President of Life Sciences. Simon Srybnik and his brother, Louis D. Srybnik (also a more than 50% beneficial owner of the stock of Life Sciences through his joint ownership and control with Simon Srybnik of various entities holding stock of the Company) jointly own and control the New York corporation called 186-194 Imlay St. Realty Corp. (“Imlay”).

Imlay, through its St. Petersburg, Florida attorney, caused Life Sciences to be served on November 20, 2008 with a notice denominated “Demand for Rent or Possession” which would require the Company to surrender possession of all of its manufacturing, laboratory and office facilities not later than November 25, 2008 or to pay by that date the sum of $1,729,609.65 described in the notice as rent due to Imlay on those facilities.

Given that Life Sciences did not pay any such demanded sum or surrender possession of the premises on the date demanded, a legal action to eject or remove the Company from its facilities and for money was filed by Imlay in St. Petersburg, Florida and served on the Company on November 26, 2008. A very short amount of time (e.g., five days) is allowed for Life Sciences to pay money into the registry of the Court and to answer or otherwise respond to such a legal action.

The actions in Florida by Imlay against Life Sciences are in addition to the legal action Imlay commenced against Life Sciences on August 12, 2008 in the U.S. District Court for the Eastern District of New York. The known status of that New York action through November 4, 2008 is reported under Item 8.01 of the Form 8-K of Life Sciences dated and filed with the Securities and Exchange Commission on November 10, 2008 (cover date of September 16, 2008). On November 11, 2008, New York counsel for Imlay filed various papers with the New York Court seeking a default judgment of almost $1.8 million. Life Sciences’ letter dated November 13, 2008 to the Judge in the New York case seeking, among other matters, an extension of time, was posted to the Court’s docket as of November 14, 2008. On November 26, 2008, the Company’s motion to vacate the default judgment against it was filed with the Court.

While Life Sciences believes it has various meritorious defenses to the Florida and the New York legal actions brought against it by the corporation controlled by Simon Srybnik and Louis D. Srybnik, the ultimate outcome of these matters is unknown but potentially devastating to the Company and its shareholders other than Simon Srybnik and Louis D. Srybnik and entities jointly owned and controlled by them.

(B) On May 30, 1975, the Securities and Exchange Commission (“SEC” or the “Commission”) obtained a Final Judgment and Permanent Injunction against Life Sciences (U.S. District Court for the District of Columbia, Civil Action No. 75-0421) permanently enjoining and restraining Life Sciences and certain associated persons from failing to comply with the filing obligations of Section 13(a) of the Securities Exchange Act of 1934 (e.g., Forms 10-K and 10-Q). Among other matters, the Final Judgment also requires the Company, and requires the Company to require any outgoing Chief Executive Officer (i) to promptly furnish via certified mail written notice of the Final Judgment (including a copy of the judgment) to any incoming chief executive officer, and (ii) to promptly notify the Commission via certified mail in the event there is no successor to any outgoing Chief Executive Officer.

Simon Srybnik, the long time Chairman of the Board, President and Chief Executive Officer of Life Sciences, resigned from each of those positions on November 6, 2008. See the Company’s Form 8-K dated and filed with the SEC on November 10, 2008. There is no incoming successor to Simon Srybnik as Chief Executive Officer of Life Sciences. Accordingly, on November 25, 2008 the Company demanded that Simon Srybnik provide the Commission with the notice required by the Final Judgment and gave its own notice to the Commission of the lack of a successor to Simon Srybnik as Chief Executive Officer of Life Sciences. On November 26, 2008, the Company sent its letter to the Commission required by the Final Judgment and received a copy of a letter of that same date from Mr. Srybnik to the Commission in apparent satisfaction of his requirement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 26, 2008.

LIFE SCIENCES, INC.

By:	/s/ Alex A. Burns
Alex A. Burns,
Vice President and Secretary